Exhibit 5

        [Gateway, Inc. Letterhead]

September 10, 2002

Board of Directors
Gateway, Inc.
14303 Gateway Place
Poway, CA 92064

Gentlemen:

        I am the General Counsel of Gateway, Inc., a Delaware corporation (the "Corporation") and, as such, I have acted as counsel for the Corporation in connection with the preparation of a Post-Effective Amendment No.1 to a Registration Statement on Form S-3 (the "Registration Statement") proposed to be filed with the Securities and Exchange Commission (the "SEC") for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), up to $1,000,000,000 aggregate offering price of the Corporation's common stock, par value $.01 per share (the "Common Stock").

        In connection with the Registration Statement, I and the lawyers over whom I exercise general legal supervision have examined such corporate records, certificates and other documents upon which I have relied and reviewed such questions of law as I have deemed necessary or appropriate for the purposes of this opinion. On the basis of such examination and review, I advise you that, in my opinion, the Common Stock will be legally issued, fully paid and non-assessable if, at the time of the issuance of the Common Stock:

  1.
  the Board of Directors of the Corporation shall have authorized the issuance and sale of the Common Stock;

  2.
  the Registration Statement shall have become and remain effective for the purpose of the issuance and sale of the Common Stock; the Common Stock shall have been sold in accordance with the description of the sale in the Registration Statement; and the Prospectus relating to the Common Stock shall have been duly supplemented with respect to the Common Stock and, as so supplemented, duly filed under the Act;

  3.
  if the Common Stock is to be sold pursuant to an Underwriting Agreement, such Underwriting Agreement in the form filed as an exhibit to the Registration Statement, or any post-effective amendment thereto, has been duly authorized, executed and delivered by the Corporation; and

  4.
  the certificates evidencing shares of the Common Stock shall have been duly executed, countersigned, registered and delivered and the consideration therefor approved by the Board of Directors of the Corporation paid to or at the direction of the Corporation.

        I hereby consent to the filing of this opinion with the Commission as an exhibit to Post-Effective Amendment No. 1 to the Registration Statement, and to all references to me included in such Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

                      Very truly yours,

                      /s/ Javade Chaudhri
                      Javade Chaudhri